UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
Date of Report (Date of Earliest Event Reported):
July 10, 2006
MONRO MUFFLER BRAKE, INC.
(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York		14615

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(585)647-6400

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Execution of Supply Agreement
     On July 10, 2006, the Registrant’s wholly-owned subsidiary, Monro Service Corporation (“MSC”), entered into a five (5) year Supply Agreement with The Valvoline Company, a division of Ashland Inc. (“Valvoline”). MSC purchases and supplies the products used at the retail locations operated by Registrant. Under the Supply Agreement, Valvoline will continue as the supplier of motor oils, greases, lubricants, and other related products used by Registrant. During the term of the Supply Agreement, MSC will purchase certain minimum quantities of these products during each calendar quarter and each of five (5) consecutive periods, beginning April 1, 2006 and ending March 31, 2011, as well as over the entire term of the Supply Agreement.
     The Registrant intends to file a copy of the Supply Agreement as an Exhibit to its quarterly report filed for the period ending September 23, 2006.
Item 1.02 Termination of Material Agreement
     Simultaneous with the execution by MSC of the Supply Agreement with Valvoline on July 10, 2006, the Registrant and Valvoline agreed to terminate, effective immediately, any and all supply agreements between Registrant and Valvoline (the “Prior Agreements”). The parties agreed to the early termination because the Supply Agreement between MSC and Valvoline, described above, would replace the Prior Agreements in their entireties. The Registrant was not subject to any penalties or other assessments as a result of the termination of the Prior Agreements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC. (Registrant)

July 14, 2006	By:	/s/ Catherine D’Amico

Catherine D’Amico Executive Vice President — Finance